[LETTERHEAD OF MIDDLESEX WATER COMPANY]

                                                                  April 12, 2004

Dear Stockholder:

      I am pleased to invite you to attend Middlesex Water Company's Annual Meeting of Stockholders that will take place on Wednesday, May 19, 2004, at 11:00 a.m., at the office of the Company, 1500 Ronson Road, Iselin, New Jersey.

      YOUR VOTE IS IMPORTANT TO US. Whether or not you plan to attend the annual meeting, I urge you to vote. Please specify your choice by marking the appropriate boxes on the enclosed proxy card and sign, date and return your proxy in the enclosed postpaid return envelope as promptly as possible. If you date, sign and return your proxy card without indicating your choices, the persons designated as proxies will vote your shares in accordance with the recommendations of the Directors and management.

      The primary business of the meeting will be election of directors, approval of the selection of Deloitte & Touche LLP as independent auditors for 2004, and transaction of such other business as may properly come before the meeting.

      During the meeting, we will report to you on the Company's financial status, operations and other activities during 2003, together with our goals for 2004. We welcome this opportunity to meet with our stockholders and look forward to your comments and questions.

      I look forward to seeing you on May 19th.

                                                Sincerely,

                                                /s/ J. Richard Tompkins

                                                J. Richard Tompkins
                                                Chairman of the Board

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SOLICITATION AND REVOCATION OF PROXIES                                        2

SHARES ENTITLED TO VOTE                                                       2

VOTE REQUIRED AND METHOD OF COUNTING VOTES                                    2

GENERAL INFORMATION                                                           2

PROPOSAL 1 - ELECTION OF DIRECTORS                                            4

NOMINEES FOR ELECTION AS DIRECTOR WITH TERM EXPIRING IN 2007 - CLASS II       5

DIRECTORS WHOSE TERMS CONTINUE BEYOND THE 2004 ANNUAL MEETING                 6

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN
  BENEFICIAL OWNERS                                                           8

EXECUTIVE COMPENSATION                                                        9
     Summary Compensation Table                                               9
     Compensation of Directors                                               10
     Compensation Pursuant to Pension Plans                                  10
     Compensation Committee Interlocks and Insider Participation             12

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION                      12

AUDIT COMMITTEE REPORT                                                       13

STOCK PERFORMANCE GRAPH                                                      15

PROPOSAL 2 - APPOINTMENT OF INDEPENDENT AUDITORS                             16

ACCOUNTING FIRM FEES                                                         16

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS                                 16

OTHER MATTERS                                                                17

MINUTES OF 2003 MEETING OF STOCKHOLDERS                                      17

                                  MIDDLESEX
                                  WATER COMPANY

                                1500 Ronson Road
                          Iselin, New Jersey 08830-0452
                                  732-634-1500
                             www.middlesexwater.com

                                   -----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 19, 2004
                                       AND
                                 PROXY STATEMENT

                                  ------------

To the Stockholders of Middlesex Water Company

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MIDDLESEX WATER COMPANY will be held at the office of the Company, 1500 Ronson Road, Iselin, New Jersey, on Wednesday, May 19, 2004, at 11:00 a.m., for the following purposes:

      1. To elect three members of Class II of the Board of Directors to hold office until the Annual Meeting of Stockholders in the year 2007, and in each case until their respective successors are elected and qualify.

      2. To consider and act upon the approval of the appointment of Deloitte & Touche LLP as independent auditors for the year 2004.

      3. To transact such other business as may properly come before the meeting and any adjournment thereof.

      Only holders of record of Common Stock at the close of business on March 15, 2004, will be entitled to notice of and to vote at the meeting or any adjournment thereof.

      The Company's Annual Report for the year ended December 31, 2003, has also been mailed to stockholders with this Notice of Meeting and Proxy Statement.

      If you are unable to be present at the meeting but desire to have your shares voted, please execute the enclosed proxy and return it in the accompanying envelope, to which no postage need be affixed if mailed in the United States.

                                        By Order of the Board of Directors,

                                        /s/ Kenneth J. Quinn

                                        KENNETH J. QUINN
                                        General Counsel, Secretary and Treasurer
April 12, 2004

--------------------------------------------------------------------------------
                                    IMPORTANT
              To assure your representation at the meeting, please
                        mail the enclosed proxy promptly.
--------------------------------------------------------------------------------

                                  MIDDLESEX
                                  WATER COMPANY

                                1500 Ronson Road
                          Iselin, New Jersey 08830-0452
                                  732-634-1500
                             www.middlesexwater.com
                                  ------------

                                 PROXY STATEMENT
                                  ------------

      Notice of the Annual Meeting of Stockholders of Middlesex Water Company to be held on May 19, 2004, is attached. You are cordially invited to attend the meeting. If you are unable to attend, you are requested to sign and complete the enclosed proxy and return it in the accompanying envelope.

                     SOLICITATION AND REVOCATION OF PROXIES

      The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, the Company may make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals and will reimburse them for their expenses in so doing. The solicitations will be initially by mail, and it may later be decided to make further solicitations by mail, telephone, telegram, facsimile, electronic mail or in person by Directors, Officers and employees of the Company. This proxy statement and the accompanying proxy are first being sent to stockholders on or about April 12, 2004.

      The giving of a proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire, and a proxy may be revoked by giving notice to the Secretary of the Company in writing at any time prior to the commencement of the meeting or in open meeting prior to the taking of the vote to which such revocation relates.

                             SHARES ENTITLED TO VOTE

      As of March 15, 2004, there were outstanding 10,588,947 shares of Common Stock, which is the only class of capital stock entitled to vote at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held. As stated in the Notice of Meeting, holders of record of Common Stock at the close of business on March 15, 2004, will be entitled to vote at the meeting or any adjournment thereof.

                   VOTE REQUIRED AND METHOD OF COUNTING VOTES

      The affirmative vote of a plurality of the votes cast at the meeting is required for the election of Directors. For the ratification of the appointment of Deloitte & Touche LLP, the affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote on the item will be required. Abstentions and broker non-votes will not be included in determining the number of votes cast concerning any matter.

                               GENERAL INFORMATION

      Management of the Company is under the general direction of the Board of Directors who are elected by the stockholders. The Board of Directors holds regular monthly meetings and meets on other occasions when required in special circumstances. The Board of Directors held twelve meetings and the Board Committees held twenty-five meet-ings during the year 2003. Each incumbent Director attended 95% or more of the total number of meetings of the Board and Committees on which each served.

      The Board of Directors has an Audit Committee, consisting of Annette Catino (appointed in January 2003), John C. Cutting, John R. Middleton, M.D. and John P. Mulkerin (who has been designated as the Audit Committee Financial Expert), which reviews with the independent auditors the scope of the annual audit; receives and reviews the auditors' annual report; reviews the independence of the independent auditors, services provided by them and their fees; recommends to the Board of Directors the inclusion of the audited financial statements in the Company's Annual Report to the Securities and Exchange Commission on Form 10-K; and is directly responsible for the appointment of an independent accounting firm for the following calendar year. The Board of Directors has adopted a written Charter for the Audit Committee, available on the Company's website at www.middlesexwater.com. The Committee held seven meetings during the year 2003.

      The Board of Directors has a Capital Improvement Committee, consisting of John C. Cutting, Stephen H. Mundy and J. Richard Tompkins, which reviews the Capital Budget and monitors the capital projects and expenditures during the year. The Committee reports its findings to the Board of Directors. The Committee held five meetings during 2003.

      The Board of Directors has a Compensation Committee consisting of John R. Middleton, M.D., Stephen H. Mundy and Jeffries Shein, which reviews and makes recommendations to the Board of Directors as to the salaries and benefits of the Executive Officers of the Company and administers the Restricted Stock Plan. The Committee held two meetings during 2003.

      The Board of Directors has a Corporate Governance Committee, consisting of John R. Middleton, M.D., John P. Mulkerin and Walter G. Reinhard, which reviews and makes recommendations relating to the governance of the Company, the performance and composition of the Board and Board committees, succession planning and significant organization changes. The Board of Directors has adopted a written Charter for the Corporate Governance Committee, available on the Company's website at www.middlesexwater,com. The Committee held five meetings during the year 2003.

      The Board of Directors has a Nominating Committee, consisting of John P. Mulkerin, Stephen H. Mundy and Jeffries Shein, which makes recommendations to the Board of Directors with respect to nominations for the Board. The Committee held two meetings during the year 2003. The Nominating Committee acts as a screening committee for candidates considered for election to the Board. In this capacity, it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors and evaluates prospective nominees identified by the Nominating Committee or referred by other Board members, management, shareholders or external sources. The Nominating Committee will consider stockholders' recommendations for nominees for election to the Board of Directors. Recommendations should be sent to Middlesex Water Company, Office of the Secretary, 1500 Ronson Road, P.O. Box 1500, Iselin, New Jersey 08830-0452; or sent via the internet to the following e-mail address: info@middlesexwater.com. Nominations must be accompanied by the written consent of any such person to serve if nominated and elected and by biographical material to permit evaluation of the individual recommended. The Secretary of the Company should receive any nominations for Director by the close of business on December 12, 2004, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2005 Annual Meeting of Stockholders. The Board of Directors has adopted a written Charter for the Nominating Committee, which is available on the Company's website at www.middlesexwater.com.

      The Board of Directors has a Pension Committee, consisting of John C. Cutting, John P. Mulkerin and Jeffries Shein, which reviews investment policies and determines recommended investment objectives for the Company's Pension Plan. The Committee meets quarterly with the Company's Investment Managers. The Committee held four meetings during the year 2003.

      The Board of Directors appoints an ad hoc Pricing Committee to meet, as needed, to review financial matters including, but not limited to, the pricing and issuance of common stock. The Committee consists of John C. Cutting, John P. Mulkerin and Jeffries Shein.

      The Board of Directors has also adopted a Code of Conduct that applies to all of our Directors, Officers and employees. You can find links to these materials on our website at www.middlesexwater.com.

      PROPOSAL 1

                              ELECTION OF DIRECTORS

      At the Annual Meeting of Stockholders three members of Class II of the Board of Directors are to be elected each to hold office until the Annual Meeting of Stockholders in the year 2007, and until their respective successors are elected and qualified. The present terms of the three Directors included in Class II expire at the year 2004 Annual Meeting.

      Proxies in the accompanying form will be voted for these nominees, unless authority to vote for one or more of them shall have been withheld by so marking the enclosed proxy. Directors shall be elected by a plurality of the votes cast at the election.

      If at the time of the meeting any of the nominees listed should be unable to serve, which is not anticipated, it is the intention of the persons designated as proxies to vote, in their discretion, for other nominees, unless the number of Directors constituting a full Board is reduced.

      There is shown as to each nominee, and as to each Director whose term of office will continue after the year 2004 Annual Meeting, age as of the date of the Annual Meeting, Class, the period of service as a Director of the Company, and business experience during the last five years.

                            NOMINEES FOR ELECTION AS
                DIRECTORS WITH TERMS EXPIRING IN 2007 - CLASS II

                                                                Business Experience
Name, Class, Period Served as                                 During Past Five Years
     Director of Company             Age                      and Other Affiliations
     -------------------             ---                      ----------------------

[PHOTO]                              47       President and CEO of QualCare Alliance Networks, Inc.,
                                              Piscataway, New Jersey, a managed care organization, since
Annette Catino                                1991. Director of Caucus NJ Educational Corporation, Jersey
  Class II Director since                     Shore Medical Center Foundation, Executive Women of New Jersey
  January 2003                                and Northfield Savings; Member of Somerset Medical Center,
                                              Women's Health Advisory Board and The Val Skinner Foundation.

                                              Member of Audit Committee.

[PHOTO]                              70       Retired. Formerly Vice President, A. Stanley Mundy, Inc.,
                                              Public Utility Contractor, Virginia Beach, Virginia.
Stephen H. Mundy
  Class II Director since 1977                Chairman of Compensation Committee and Member of Capital
                                              Improvement Committee and Nominating Committee.

[PHOTO]                              58       Member, Law Firm of Norris, McLaughlin & Marcus, P.A. of
                                              Bridgewater, New Jersey, since 1984. Director of the
Walter G. Reinhard  (1)                       Fanwood-Scotch Plains YMCA.
  Class II Director since
  September 2002                              Chairman of Corporate Governance Committee.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                             A VOTE FOR PROPOSAL 1.

                      DIRECTORS WHOSE TERMS CONTINUE BEYOND
                       THE 2004 ANNUAL MEETING AND ARE NOT
                         SUBJECT TO REELECTION THIS YEAR

Name, Class, Period Served as                                   Business Experience
     Director of Company,                                     During Past Five Years
     Term Expiration Date            Age                      and Other Affiliations
     --------------------            ---                      ----------------------

[PHOTO]                               67      Retired. Formerly Senior Engineer, Science Applications
                                              International Corporation, specialists in information, energy
John C. Cutting                               and military systems, Pittsburgh, Pennsylvania.
  Class I Director since 1997
  Term Expires 2006                           Chairman of Pension Committee and Capital Improvement
                                              Committee and Member of Audit Committee and ad hoc Pricing
                                              Committee.

[PHOTO]                               59      Chair of the Department of Medicine and Chief Medical Officer
                                              of Raritan Bay Medical Center. Fellow of American College of
John R. Middleton, M.D.                       Physicians and Member of the Infectious Diseases Society of
  Class III Director since 1999               America.
  Term Expires 2005
                                              Member of the Audit Committee, Compensation Committee and
                                              Corporate Governance Committee.

[PHOTO]                               66      Retired. Formerly President and Chief Executive Officer and
                                              currently a Director of First Sentinel Bancorp, Inc., Holding
John P. Mulkerin (2)                          Company for First Savings Bank, Perth Amboy, New Jersey.
  Class I Director since 1997                 Director of Raritan Bay Medical Center and Daytop Village
  Term Expires 2006                           Foundation.

                                              Chairman of Audit Committee and Audit Committee Financial
                                              Expert; Member of Corporate Governance Committee, Nominating
                                              Committee, Pension Committee and ad hoc Pricing Committee.

[PHOTO]                               64      Managing Partner, JGT Management Co., LLC, a management and investment firm, since 2003 and formerly Partner, Jacobson,
Jeffries Shein (2)                            Goldfarb & Tanzman Associates, a commercial real estate
  Class III Director since 1990               brokerage firm, since 1972, Woodbridge, New Jersey. Director
  Term Expires 2005                           of Raritan Bay Medical Center and Director of First Sentinel
                                              Bancorp, Inc., Holding Company for First Savings Bank, Perth
                                              Amboy, New Jersey.

                                              Chairman of Nominating Committee and ad hoc Pricing Committee
                                              and Member of Compensation Committee and Pension Committee.

Name, Class, Period Served as                                   Business Experience
     Director of Company,                                     During Past Five Years
     Term Expiration Date            Age                      and Other Affiliations
     --------------------            ---                      ----------------------

[PHOTO]                               62      President and Chief Executive Officer of the Company since
                                              January 2003, prior to that date was President and General
Dennis G. Sullivan                            Counsel since May 2001; Senior Vice President and General
   Class I Director since 1999                Counsel since July 2000 and Vice President and General Counsel
   Term Expires 2006                          since May 1990. Director and Chairman of Tidewater Utilities,
                                              Inc. (TUI); Pinelands Water Company and Pinelands Wastewater
                                              Company; Utility Service Affiliates, Inc., Utility Service
                                              Affiliates (Perth Amboy) Inc.; Bayview Water Company, and
                                              White Marsh Environmental Systems, Inc., a subsidiary of TUI.

[PHOTO]                               65      Chairman of the Board of the Company since May 1990. President from May 1981-2003. Currently serves as a consultant to the
J. Richard Tompkins                           Company. Past President of National Association of Water
  Class III Director since 1981               Companies and New Jersey Utilities Association. Director of
  Term Expires 2005                           Tidewater Utilities, Inc. (TUI). Director of White Marsh
                                              Environmental Systems, Inc., a subsidiary of TUI.

                                              Member of Capital Improvement Committee.

----------

(1) Norris, McLaughlin & Marcus, P.A., has provided legal services to the Company in the areas of corporate and regulatory matters for over 30 years.

(2) The Company has established a $7,000,000 line of credit with First Savings Bank, Perth Amboy, New Jersey.

                   SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth, as of March 15, 2004, beneficial ownership of Middlesex Water Company Common Stock by the elected Directors, Executive Officers named in the table appearing under Executive Compensation and all elected Directors and Executive Officers as a group. Jeffries Shein owned 1.45% of the shares outstanding on March 15, 2004. All other individual elected Directors and Executive Officers owned less than 1% of the shares outstanding on March 15, 2004.

                                                         Amount and Nature
                                                           of Beneficial
                           Name                              Ownership
                           ----                              ---------
                 Directors
                   Annette Catino                               2,732
                   John C. Cutting                             29,860
                   John R. Middleton, M.D.                      4,740
                   John P. Mulkerin                             7,000
                   Stephen H. Mundy                            50,598
                   Walter G. Reinhard                           1,496
                   Jeffries Shein                             154,259
                   Dennis G. Sullivan                          13,892
                   J. Richard Tompkins                         38,772
                 Named Executive Officers
                   Walter J. Brady                             21,014
                   A. Bruce O'Connor                           17,017
                   Kenneth J. Quinn                               333
                   Marion F. Reynolds                          31,863
                   Ronald F. Williams                          13,481
      All elected Directors and Executive Officers
      as a group including those named above                  387,057*

----------
*     3.65% of the shares outstanding on March 15, 2004.

      The following table sets forth information made known to the Company as of March 15, 2004, of any person or group to be the beneficial owner of more than five percent of the Company's Common Stock:

                                          Number of Shares
                                         Beneficially Owned
                                            and Nature of            Percent
         Name and Address               Beneficial Ownership (1)     of Class
         ----------------               --------------------         --------

         Verona Construction Company           659,600                 6.2%
         Wilmington, Delaware 19801

----------
(1)   Beneficial owner has sole power to vote and dispose of such shares.

                             EXECUTIVE COMPENSATION

      There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the years 2003, 2002 and 2001 for the Chief Executive Officer and the four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

     Name and                                                 Restricted   All Other Annual
Principal Position                     Year        Salary     Stock Award    Compensation
------------------                     ----        ------     -----------    ------------
                                                                  (1)             (2)
J. Richard Tompkins (3)                 2003      $ 40,385      $45,459         $32,759
Chairman of the Board                   2002      $294,631      $33,570         $ 9,406
                                        2001      $276,631      $26,180         $ 9,003

Dennis G. Sullivan                      2003      $254,450      $37,883         $10,902
President and                           2002      $191,073      $26,856         $ 8,943
Chief Executive Officer                 2001      $164,246      $13,090         $ 7,379

A. Bruce O'Connor                       2003      $170,489      $30,306         $ 6,348
Vice President, Controller              2002      $153,939      $22,380         $ 5,590
and Chief Financial Officer             2001      $140,016      $13,090         $ 5,086

Ronald F. Williams                      2003      $164,044      $25,255         $ 5,987
Vice President - Operations             2002      $147,518      $22,380         $ 6,222
and Chief Operating Officer             2001      $133,939      $13,090         $ 5,106

Marion F. Reynolds (4)                  2003      $140,472      $27,781         $ 6,347
Vice President, Secretary               2002      $123,944      $22,380         $ 5,519
and Treasurer                           2001      $122,271      $13,090         $ 5,375

Kenneth J. Quinn                        2003      $111,061      $ 6,313         $ 3,395
General Counsel,                        2002      $ 48,456           --         $   133
Assistant Secretary                     2001            --           --              --

Walter J. Brady (5)                     2003      $ 87,682      $30,306         $ 4,031
Senior Vice President-Administration    2002      $152,515      $22,380         $ 7,376
                                        2001      $142,169      $13,090         $ 6,361


(1) The number and value of Restricted Stock held in escrow as of December 31, 2003, were as follows: Mr. Tompkins - 10,933/$220,191; Mr. Sullivan - 8,000/$161,120; Mr. O'Connor - 7,333/$147,687; Mr. Williams -
      7,067/$142,329; Ms. Reynolds - 7,200/$145,008; and Mr. Quinn -333/$6,707.
      Generally the restrictions lapse on these awards five years from the date of grant. The restrictions also lapse in the event of a change in control of the Company. All dividends on these shares are paid to the awardees.

(2) Includes employer contributions to the Company's defined contribution plan and life insurance premiums for 2003: Mr. Tompkins ($1,413 and $821 and includes Board Fees totaling $30,525), Mr. Sullivan ($8,167 and $2,735), Mr. O'Connor ($4,697 and $186), Mr. Williams ($4,270 and $567), Ms
      Reynolds ($4,929 and $1,418), Mr. Brady ($4,841 and $830) and Mr. Quinn ($2,767 and $628); for 2002: Mr. Tompkins ($6,417 and $2,989), Mr.
      Sullivan ($7,000 and $1,943), Mr. O'Connor ($5,374 and $216), Mr. Williams ($5,732 and $490), Ms Reynolds ($4,378 and $1,141), Mr. Brady ($5,907 and
      $1,469), and Mr. Quinn ($0 and $133); for 2001: Mr. Tompkins ($5,950 and
      $3,053), Mr. Sullivan ($5,735 and $1,644),

      Mr. O'Connor ($4,887 and $199), Mr. Williams ($4,674 and $432), Ms
      Reynolds ($4,265 and $1,110), and Mr. Brady ($4,962 and $1,399).

(3) Mr. Tompkins retired as an employee of the Company effective February 1, 2003. Mr. Tompkins received the sum of $45,833 in consulting fees during 2003.

(4) Ms. Reynolds retired as an employee of the Company effective March 1, 2004.

(5) Mr. Brady retired as an employee of the Company effective July 1, 2003. Upon Mr. Brady's retirement on July 1, 2003, restrictions lapsed on 5,500 shares previously held in escrow for his benefit.

                            COMPENSATION OF DIRECTORS

      A Director who is not an officer of the Company or its subsidiaries is paid an annual retainer and fees for each meeting attended. The Corporate Governance Committee conducted a Directors' Compensation study and recommended the following changes to Directors' Compensation be made effective October 1, 2003: that the annual retainer for outside Directors be increased from $8,000 to $12,000 per annum; that the fee for outside Directors for each Board meeting attended be increased from $600 to $800; that the fee for inside Directors for each Board meeting attended be increased from $300 to $400; that the fee for outside Directors for each Committee meeting attended be increased from $400 to $500 per meeting; that the retainer for each Committee Chairperson be $1,000 annually; that the fee for Special Board meetings via communication be increased from $300 to $400; and that the fee for Special Committee meetings via communication be increased from $150 to 200 per meeting. The Chairman of the Board will receive an annual retainer of $12,000 per year.

                     COMPENSATION PURSUANT TO PENSION PLANS

    Annual Benefit based on Average Annual Compensation and Years of Service

                 ---------------------------------------------------------------
Remuneration                             Years of Service
                 ---------------------------------------------------------------
                    15         20         25         30         35         45
                 --------   --------   --------   --------   --------   --------

$100,000         $ 52,799   $ 52,799   $ 52,799   $ 52,799   $ 52,799   $ 68,997
$125,000         $ 71,549   $ 71,549   $ 71,549   $ 71,549   $ 73,122   $ 88,747
$150,000         $ 90,299   $ 90,299   $ 90,299   $ 90,299   $ 90,299   $108,497
$175,000         $109,049   $109,049   $109,049   $109,049   $109,049   $128,247
$200,000         $127,799   $127,799   $127,799   $127,799   $127,799   $147,997
$225,000         $146,549   $146,549   $146,549   $146,549   $146,549   $147,997
$250,000         $165,299   $165,299   $165,299   $165,299   $165,299   $165,299
$300,000         $202,799   $202,799   $202,799   $202,799   $202,799   $202,799

      All employees, including the named executives, who receive pay for 1,000 hours during the year are included in the Company's Qualified Defined Benefit Pension Plan (Qualified Plan). Under the noncontributory trusteed Qualified Plan, current service costs are funded annually. The Company's annual contribution is determined on an actuarial basis. Benefits are measured from the member's entry date and accrue to normal retirement date or date of early retirement. Benefits are calculated, at normal retirement, at 1.25% of pay up to the employee's benefit integration level, plus 1.9% of such excess pay, multiplied by service to normal retirement date, capped at 35 years of such excess pay, multiplied by service to normal retirement date of age 65. Average pay is the highest annual average of total pay during any 5 consecutive years within the 10 calendar-year period prior to normal retirement date. The benefit integration level is based on the 2003 Summary Compensation Table. The benefit amounts are not subject to any deduction for Social Security benefits or other offset amounts.

      During the year 2003, the Company was required to make a statutory contribution to the Qualified Plan in the amount of $0.9 million.

      The estimated credited years of service based on normal retirement at age 65 includes 22 years, 33 years, 19 years and 11 years for Messrs. Sullivan, O'Connor, Williams and Quinn, respectively.

      Supplemental Executive Retirement Plan - Messrs. Sullivan, O'Connor, and Williams and Ms. Reynolds are eligible to participate in the deferred compensation plan known as the Supplemental Executive Retirement Plan (Executive
Plan) at the discretion of the Board of Directors.

      A participant who retires on his normal retirement date is entitled to an annual retirement benefit equal to 75% of his compensation reduced by his primary Social Security benefit and further reduced by any benefit payable from the Qualified Plan. In certain cases further reductions are made for benefits from other employment. Generally, a participant is vested at 10 years of service. Annual retirement benefits are payable for 15 years either to the participant or his beneficiary. Retirement benefits may be in the form of single life annuity, joint and 50% survivors annuity, joint and 100% survivors annuity, single life annuity with a 10-year certain period and single life annuity with a 15-year certain period paid on an actuarial equivalent basis.

      The Company is not obligated to set aside or earmark any monies or other assets specifically for the purpose of funding the Executive Plan, except that upon a change of control the Company would be obligated to make contributions to a trust anticipated to be sufficient to meet its obligations under the Executive Plan. In any event, the benefits are in the form of an unfunded obligation of the Company. The Company has elected to purchase corporate-owned life insurance as a means of satisfying its obligation under the Executive Plan. The Company reserves the right to terminate any plan or life insurance at any time; however, a participant is entitled to any benefits he would have been entitled to under the Executive Plan provisions. For the year 2003 the Company paid life insurance premiums totaling $0.1 million for Messrs. Sullivan, O'Connor, and Williams, which provides a pre-retirement net death benefit of 1-1/2 times base salary at date of death.

      Defined Contribution Plan - Under its 401(k) Plan, the Company matches 100% of that portion of the employee contribution that does not exceed 1% of base pay, plus an additional 50% of that portion from 2% to 6% of base pay. Distributions under the 401(k) Plan are made upon normal retirement, total and permanent disability or death and are subject to certain vesting provisions as to Company contributions.

      Change of Control Agreements - The Company has change of control termination agreements with the named executive officers. These agreements generally provide that if the executive is terminated by the Company, other than for death, disability, cause (as defined in the agreement) or good reason (as defined in the agreement) within three years after a change of control, the executive is entitled to receive (a) a lump sum severance payment equal to the sum of three times the executive's average total compensation for the five years prior to the termination; (b) continued coverage for three years under any health or welfare plan in which the executive and the executive's dependents were participating; and (c) an additional amount sufficient to pay any additional tax liability resulting from the severance payments and benefits under this, and any other plans or agreements. In addition, the executive will be entitled to receive benefits under the Executive Plan, at the executive's otherwise normal retirement date, with such benefits calculated as if the executive had continued employment to age 65, unless the executive elects to receive such benefits at a lesser amount at termination. Further, all restricted stock held by the executive will become unrestricted (with respect to the plan's five year holding period) upon a change of control.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the 2003 Compensation Committee were John R. Middleton, M.D., Stephen H. Mundy and Jeffries Shein. During 2003, no member of the Compensation Committee was an officer or employee of the Company or a subsidiary.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

Overview

      The Compensation Committee of the Board of Directors administers the compensation program for executive officers of the Company. The Committee for the year 2003 was composed of three independent Directors: John R. Middleton, M.D., Stephen H. Mundy and Jeffries Shein. The Committee is responsible for setting and administering the policies that govern annual compensation and Restricted Stock awards. The full Board of Directors approves policies and plans developed by the Committee.

      The Committee's compensation policies and plans applicable to the executive officers seek to enhance the profitability of the Company and shareholder value, as well as control costs and maintain reasonable rates for the customers. The Committee's practices reflect policies that compensation should (1) attract and retain well-qualified executives, (2) support short- and long-term goals and objectives of the Company, (3) reward individuals for outstanding contributions to the Company's success, (4) be meaningfully related to the value created for shareholders, and (5) relate to maintenance of good customer relations and reasonable rates.

      The Committee meets with the Chief Executive Officer to evaluate the performance of the other executive officers and meets in the absence of the Chief Executive Officer to evaluate his performance. The Committee reports on all executive evaluations to the full Board of Directors.

Salary Compensation

      Base salary levels are reviewed annually using compensation data produced by an independent compensation consultant for similar positions and comparable companies. Base salaries for satisfactory performance are targeted at the median of the competitive market. Individual performance of the executive is determined and taken into account when setting salaries against the competitive market data. The Committee reviews, as well, the individual's efforts on cost control and his or her contributions to the results of the year. The Committee also reviews the Company's financial results compared with prior years and compared with other companies. It compares salaries with both water and general industry salaries.

      The factors and criteria upon which the Chief Executive Officer's compensation was based generally include those discussed with respect to all the executive officers. Specifically, however, his salary is based on his overall performance and that of the Company. His salary was set at a rate, which was approximately the median of the utility market and below that of the general industry. In addition, in evaluating the performance of the Chief Executive Officer, the Committee has taken particular note of management's success with respect to the growth of the Company.

Restricted Stock

      The Company maintains a restricted stock plan for the purpose of attracting and retaining key executives and other employees having managerial or supervisory responsibility who have contributed, or are likely to contribute, significantly to the long-term performance and growth of the Company and its subsidiaries. This plan is designed to enhance financial performance, customer service and corporate efficiency through a performance-based stock award.

Annual stock awards are based upon several factors including the participant's ability to contribute to the overall success of the Company.

      The level of awards and the value of the performance are reviewed annually by the Committee. The Committee submits reports on all executive evaluations and restricted stock awards to the full Board of Directors for approval.

                                      Year 2004 Compensation Committee
                                           Stephen H. Mundy, Chairman
                                           John R. Middleton, M.D.
                                           Jeffries Shein

                             AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors is composed of four independent directors, one of whom falls within the definition of "Audit Committee Financial Expert," as defined by the Securities and Exchange Commission. The Committee for the year 2003 was composed of: Annette Catino, John C. Cutting, John R. Middleton, M.D. and John P. Mulkerin. Annette Catino was appointed a member of the Audit Committee in January 2003. The Audit Committee operates under a written Charter adopted by the Board of Directors and reviewed annually by the Committee.

      Management is responsible for the Company's financial statements and internal controls. The independent accountants of Middlesex Water, Deloitte & Touche LLP, are responsible for performing an independent audit of the Company's annual consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Committee's responsibility is to assist the Board of Directors in overseeing the quality and integrity of the accounting, auditing and financial reporting practices.

      In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated audited financial statements with management and the independent accountants. The Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), which includes, among other things:

      o     Changes in significant accounting policies;

      o The process used by management in formulating accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of these estimates;

      o Any disagreements, if any, with management over the application of accounting principles;

      o     Audit adjustments; and

      o     Disclosures in the financial statements.

      The independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants the firm's independence with respect to Middlesex Water and its management. The Committee has the sole authority to preapprove permitted non-audit services performed by the independent accountants and has considered whether the independent accountants' provision of non-audit services to the Company is compatible with maintaining their independence.

      Based on the Committee's discussions with management and the independent accountants, the Committee's review of the audited financial statements, the representations of management regarding the audited financial statements and the report of the independent accountants to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

      The Committee also discussed with senior management the process used for the establishment and maintenance of disclosure controls and procedures in quarterly and annual reports which is required by the Securities and Exchange Commission (SEC) and the Sarbanes-Oxley Act of 2002 for certain of the Company's filings with the SEC.

      The Committee met privately with the independent auditors who have unrestricted access to the Audit Committee.

                                        Year 2004 Audit Committee
                                        John P. Mulkerin, Chairman
                                        Annette Catino
                                        John C. Cutting
                                        John R. Middleton, M.D.

                             STOCK PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly change in the cumulative total return (which includes reinvestment of dividends) of a $100 investment for the Company's Common Stock, a peer group of investor-owned water utilities, and the Wilshire 5000 Stock Index for the period of five years commencing December 31, 1998. The current peer group includes American States Water Company, Artesian Resources Corp., California Water Service Company, Connecticut Water Service, Inc., Pennichuck Corp., Aqua America, SJW Corp., Southwest Water Company, York Water Company and the Company. The Wilshire 5000 Stock Index measures the performance of all U.S. headquartered equity securities with readily available price data.

                                  [LINE GRAPH]

--------------------------------------------------------------------------------
                 12/31/98   12/31/99   12/31/00   12/31/01   12/31/02   12/31/03
--------------------------------------------------------------------------------
Middlesex          $100       $138       $151       $158       $152       $202
--------------------------------------------------------------------------------
Peer Group          100        148        140        142        137        166
--------------------------------------------------------------------------------
Wilshire 5000       100        122        108         95         74         95
--------------------------------------------------------------------------------

PROPOSAL 2

                       APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit Committee has appointed Deloitte & Touche LLP of Parsippany, New Jersey, as independent auditors to perform the annual audit of the books of account and supporting records of the Company for the year 2004, subject to the ratification of the stockholders entitled to vote for the election of Directors, by a majority of the votes cast on the question of such approval, provided a quorum is present, at the Annual Meeting of Stockholders.

      Representatives of Deloitte & Touche LLP will be present at the meeting, and will be afforded an opportunity to make a statement if they so desire and to respond to appropriate questions.

                              ACCOUNTING FIRM FEES

      Aggregate fees billed to the Company for the fiscal year ending December 31, 2003, and 2002 by the Company's accounting firm, Deloitte & Touche LLP:

                                                 Year ended December 31,
                                                   2003           2002
                                                 --------       --------
        Audit Fees {a}                           $231,000       $148,105
        Audit-Related Fees {b}                     20,000         27,000
                                                 --------       --------
        Total audit and audit-related fees       $251,000       $175,105

        Tax Fees {c}                             $ 19,000       $ 17,850
        All Other Fees                                  0              0
                                                 --------       --------
        Total Fees                               $270,000       $192,955

            {a} Includes fees for audits of financial statements of the Company and a subsidiary, reviews of the financial statements included in the Company's quarterly reports on Form 10-Q and for services rendered in connection with certain financing transactions.

            {b} Includes 2003 fees for the audits of employee benefit plans of $20,000. Includes 2002 fees for the audits of employee benefit plans of $15,000 and certain agreed-upon procedures of $12,000.

            {c} Includes 2003 and 2002 fees for the preparation of tax returns and tax related services of $19,000 and $17,850, respectively.

      In March 2003, the Audit Committee established pre-approval policies and procedures for all audit and non-audit services to be performed by Deloitte & Touche LLP. The Audit Committee approves 100% of the services related to Audit-Related Fees, Tax Fees and All Other Fees.

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
         SHAREHOLDERS VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

                              STOCKHOLDER PROPOSALS

      Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. Should a stockholder intend to present a proposal at the annual meeting to be held in the year 2005, you must submit your proposal to the Secretary of the Company at 1500 Ronson Road, P.O. Box 1500, Iselin, New Jersey 08830-0452, not later than December 12, 2004, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2005 Annual Meeting.

                                  OTHER MATTERS

      The management of the Company does not intend to bring any other matters before the meeting and has no reason to believe any will be presented to the meeting. If, however, other matters properly do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment in such matters.

                     MINUTES OF 2003 MEETING OF STOCKHOLDERS

      The minutes of the 2003 meeting of Stockholders will be submitted at the meeting for the correction of any errors or omissions but not for the approval of the matters referred to therein.

                                      By Order of the Board of Directors,

                                      /s/ Kenneth J. Quinn

                                      KENNETH J. QUINN
                                      General Counsel, Secretary and Treasurer

Iselin, New Jersey
April 12, 2004

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and files an Annual Report on Form 10-K with the Securities and Exchange Commission. Additional copies of the 2003 Annual Report on Form 10-K filed by the Company, including the financial statements and schedules, but without exhibits, can be mailed without charge to any shareholders. The exhibits are obtainable from the Company upon payment of the reasonable cost of copying such exhibits. The 2003 Annual Report on Form-10-K can also be found on the Company website at www.middlesexwater.com. Shareholders can request this information by phone at 732-634-1500, ext. 216, e-mail kquinn@middlesexwater.com or by mail to Kenneth J. Quinn, General Counsel, Secretary and Treasurer, Middlesex Water Company, 1500 Ronson Road, Iselin, New Jersey 08830.

                                  MIDDLESEX
                                  WATER COMPANY

                                1500 Ronson Road
                          Iselin, New Jersey 08830-0452
                                  732-634-1500
                             www.middlesexwater.com

                                      [MAP]

                      DIRECTIONS TO MIDDLESEX WATER COMPANY

FROM GARDEN STATE PARKWAY (NORTH OR SOUTH): Take Exit 131A to fourth traffic light. Turn right onto Middlesex-Essex Turnpike and proceed (about 1/2 mile) to third traffic light (Gill Lane). Turn right and go (about 1 mile) under railroad underpass and make right onto Ronson Road. Proceed past three large mirror-sided office buildings on the right. At the sign, make a right into Middlesex Water Company.

FROM NEW JERSEY TURNPIKE (NORTH OR SOUTH): Take Exit 11 onto the Garden State Parkway North and follow above directions.

FROM US ROUTE NO. 1 (NORTH OR SOUTH): Proceed to the Woodbridge Center area and follow signs to Gill Lane. When on Gill Lane, make left turn onto Ronson Road and follow above directions.

                                REVOCABLE PROXY
                             MIDDLESEX WATER COMPANY

                     [_]PLEASE MARK VOTES AS IN THIS EXAMPLE

                   ANNUAL MEETING OF SHAREHOLDERS MAY 19, 2004


The undersigned stockholder(s) hereby appoint(s) John R. Middleton, M.D. and J. Richard Tompkins, and each of them, proxies, with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated, all the shares of common stock of Middlesex Water Company held on record by the undersigned on March 15, 2004, at the annual meeting of shareholders to be held on May 19, 2004, at 11:00 a.m., local time or any adjournment thereof.



                                                          With-       For All
                                               For        hold        Except

1. Election of Directors, Nominees for         [ ]        [ ]          [ ]
Class II term expiring in 2007 are:
Annette Catino, Stephen H. Mundy and
Walter G. Reinhard For Against Abstain

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


                                               For      Against      Abstain

2. Approve the appointment of Deloitte &       [ ]        [ ]          [ ]
Touche LLP as auditors for the Company
for the year 2004.


In their discretion, the Proxies are authorized to vote upon such other business that may properly come before the meeting.

             [_] PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.

If this Proxy is properly executed and returned, the shares repre-sented hereby will be voted. If not otherwise specified, this Proxy will be voted FOR the persons nominated as directors, and FOR proposal number 2.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please be sure to sign and date this Proxy in the box below.

                    ----------------------------------------
                                      Date

                    ----------------------------------------
                             Shareholder sign above

                    ----------------------------------------
                          Co-holder (if any) sign above

   Detach above card, sign, date and mail in postage paid envelope provided.


MIDDLESEX WATER COMPANY
c/o Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
www.middlesexwater.com
----------------------


PLEASE DATE AND SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR ON THIS PROXY.


When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by authorized officer and attach a corporate seal. For joint account, each joint owner should sign.

                              PLEASE ACT PROMPTLY
BE SURE TO COMPLETE, SIGN AND RETURN THIS PROXY, WHETHER OR NOT YOU ELECT TO BE PRESENT IN PERSON. ALL SIGNATURES MUST APPEAR EXACTLY AS NAMES APPEAR ON THIS PROXY.
THANK YOU

Annual Meeting of Shareholders - May 19, 2004, at 11:00 a.m.
Middlesex Water Company - 1500 Ronson Rd., Iselin, NJ

IF YOUR ADDRESS HAS CHANGED, PLEASE PRINT YOUR NEW ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH YOUR PROXY IN THE ENVELOPE PROVIDED.


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